UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 7, 2007
Date of Report (Date of earliest event reported)

GREENLITE VENTURES INC.
(Exact name of registrant as specified in its charter)

N/A
(Former name or former address if changed since last report)

NEVADA	000-51773	91-2170874
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

Suite 201, 810 Peace Portal Drive
Blaine, WA	98230
(Address of principal executive offices)	(Zip Code)

(360) 318-3028
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

On November 7, 2007, Greenlite Ventures Inc. (the “Company”) issued 266,666 units (each a “Unit”) at a price of $0.15 US per unit to non-US persons as contemplated under the provisions of Regulation S promulgated under the Securities Act of 1933 (the “Securities Act”). Each Unit consisted of one share of the Company’s common stock and one share purchase warrant. Each warrant entitles the holder to purchase an additional share of the Company’s common stock at a price of $0.20 US per share for a period of one (1) year from the date the Units were issued.

The issued Units represent the first tranche of a private placement of up to 350,000 units at a price of $0.15 US per unit approved by the Company’s Board of Directors on July 25, 2007. There is no assurance that any additional Units will be issued under the private placement. These Units were issued pursuant to the exemptions from registration contained in Regulation S promulgated under the Securities Act of 1933 on the basis of representations made by the subscribers that the subscribers were not “U.S. persons”, as that term is defined under Regulation S, and that the subscribers were not acquiring the shares for the account or benefit of a U.S. person.

The proceeds of the private placement were used to retire corporate debt and for general corporate purposes.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Also on November 7, 2007, the Company entered into a management consulting agreement with John Curtis. Pursuant to the terms of the agreement, Mr. Curtis is to be paid consulting fees of $500 per month, in consideration for acting as the Company’s President and Chief Executive Officer. The term of the agreement is for a period of two years expiring at the close of business on November 7, 2009, unless otherwise terminated pursuant to the terms of the agreement or extended by the Board.

A copy of the above referenced management consultant agreement is attached as an exhibit to this Current Report on Form 8-K.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

Exhibit Number	Description of Exhibit
10.1	Management Consulting Agreement with John Curtis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLITE VENTURES INC.
Date: November 8, 2007
	By:	/s/ John Curtis

JOHN CURTIS
President and Chief Executive Officer